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                                                                 EXHIBIT (a)(9)



This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

   NOTICE OF OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                              SIERRACITIES.COM INC.
                                       AT
                               $5.68 NET PER SHARE
                                       BY
                                   AMTRS CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
             AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

         AMTRS Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of American Express Travel Related Services Company, Inc., a New York corporation ("Parent"), is offering to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), of SierraCities.com Inc., a Delaware corporation (the "Company") (such shares of Company Common Stock, together with the preferred share purchase rights issued pursuant to the Rights Agreement, dated as of December 30, 1998, between the Company and Harris Trust and Savings Bank, as rights agent, associated with such shares, being hereinafter collectively referred to herein as the "Shares"), at a price of $5.68 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 27, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase and any amendments or supplements, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 26, 2001, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENTS AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES CALCULATED ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") ("ON A FULLY DILUTED BASIS" HAVING THE FOLLOWING MEANING, AS OF ANY DATE: THE NUMBER OF SHARES OUTSTANDING, TOGETHER WITH THE NUMBER OF SHARES THE COMPANY IS THEN REQUIRED TO ISSUE PURSUANT TO OBLIGATIONS OUTSTANDING AT THAT DATE UNDER STOCK OPTIONS, OTHER BENEFIT PLANS OR OTHERWISE) AND (ii) THE

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EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE
HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 11 AND SECTION 14 OF THE OFFER TO PURCHASE.

         The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger (as defined below).

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 14, 2001, by and among the Company, Parent and Purchaser (the "Merger Agreement"). The Merger Agreement provides, among other things, that following the consummation of the Offer and as promptly as practicable, but in no event later than 10:00 a.m. New York time on the second business day following satisfaction or waiver of all the conditions (other than conditions which, by their nature are to be satisfied at the consummation of the Merger, but subject to those conditions) to the obligations of the parties to effect the Merger and in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"), Purchaser will merge with and into the Company (the "Merger"). Upon consummation of the Merger, the Company will be the surviving corporation of the Merger and a wholly-owned subsidiary of Parent. Thereupon, each Share that is issued and outstanding immediately prior to the consummation of the Merger (other than Dissenting Shares and Excluded Shares, each as defined in the Merger Agreement) shall automatically be converted into and represent the right to receive, pursuant to the Merger Agreement, $5.68 per Share, or such higher price as may be paid in the Offer (the "Per Share Amount"), net to the seller in cash, without interest.

         THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") AT A MEETING DULY CALLED AND HELD HAS BY THE UNANIMOUS VOTE OF ALL DIRECTORS OF THE COMPANY PRESENT (i) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS (THE "STOCKHOLDERS"), (ii) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND EACH TENDER AGREEMENT (AS DEFINED BELOW), EACH IN ACCORDANCE WITH THE REQUIREMENTS OF THE DGCL, (iii) DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE, AND (iv) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

         Simultaneously with the execution of the Merger Agreement, and as a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, Parent entered into Tender Agreements, dated February 14, 2001 (each a "Tender Agreement"), with certain Stockholders holding approximately 20% of the outstanding Shares (collectively, the "Identified Stockholders"). Pursuant to the Tender Agreements, each Identified Stockholder agreed to tender all of such Identified Stockholder's Shares in the Offer. The Merger Agreement and the Tender Agreements are more fully described in the Offer to Purchase.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to EquiServe Trust Company, N.A. (the "Disbursing Agent") of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Disbursing Agent, which will act as agent for the Stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to Stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Disbursing Agent of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares, if such procedure is available, into the Disbursing Agent's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering Stockholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or delay in making such payment.


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         For purposes of the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Monday, March 26, 2001, unless and until Purchaser extends the period of time for which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire. The Merger Agreement provides that, without the consent of the Company, Purchaser will not have the right to extend the Expiration Date except
(i) as required by law and (ii) that, in the event that the conditions to the Offer are not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the conditions to the Offer to be satisfied, (2) if the conditions to the Offer are not satisfied or waived following the extension described in the preceding clause (1), Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the conditions to the Offer to be satisfied and (3) if following the extension described in the preceding clause (2) any condition to the Offer other than the Minimum Condition (and any condition to the Offer that is not capable of being satisfied) is then not satisfied or waived, Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the conditions to the Offer to be satisfied. Any such extension will be followed as promptly as practicable by a public announcement thereof, with any announcement of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the right of a tendering Stockholder to withdraw such Stockholder's Shares.

         Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after April 27, 2001, unless accepted for payment. To be effective, a written notice of withdrawal must be timely received by the Disbursing Agent (in accordance with the Offer to Purchase) at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Disbursing Agent, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be Submitted to the Disbursing Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawn Shares may be re-tendered at any time on or prior to the Expiration Date by following one of the procedures described in the Offer to Purchase. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.


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         Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Purchaser has the right, but is not required, to provide for a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"), subject to certain conditions set forth in such Rule. A Subsequent Offering Period is an additional period of time from three business days to 20 business days, following the expiration of the Offer on the Expiration Date and the purchase of Shares in the Offer, during which Stockholders may tender, but not withdraw, Shares not tendered in the Offer. If Purchaser decides to provide for a Subsequent Offering Period, and such Subsequent Offering Period is for a period of time that is less than 20 business days, Purchaser may extend (and re-extend) such Subsequent Offering Period up to an aggregate of 20 business days. A Subsequent Offering Period, if one is provided, is not an extension of the Offer. Purchaser does not currently intend to provide for a Subsequent Offering Period following the Expiration Date, although it reserves the right to do so in its sole discretion by giving oral or written notice of such Subsequent Offering Period to the Disbursing Agent. If a Subsequent Offering Period is held, Purchaser will announce the approximate number and percentage of Shares deposited as of the Expiration Date no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date, and such securities will be immediately accepted and promptly paid for. All conditions to the Offer must be satisfied or waived prior to the commencement of any Subsequent Offering Period. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period or Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for any Shares tendered the same consideration paid in the Offer.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to all Stockholders. The Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record Stockholders whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing.

         THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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         Questions and requests for assistance may be directed to the
Information Agent as set forth below. Requests for copies of the Offer to Purchase and the Letter of Transmittal and other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:


                           [MORROW & CO., INC. LOGO]

                           445 Park Avenue, 5th Floor
                               New York, NY 10022
                           Call Collect (212) 754-8000
             Banks and Brokerage Firms, Please Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                        E-mail: information@morrowco.com

                      The Dealer Manager for the Offer is:

                               [FIRST UNION LOGO]

                       301 South College Street, 4th Floor
                               Charlotte, NC 28288
                                (704) 715-6000


February 27, 2001